UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 30, 2007

TERRA INDUSTRIES INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Maryland (State or other jurisdiction of incorporation)	1-8520 (Commission File Number)	52-1145429 (IRS Employer Identification No.)
Terra Centre
600 Fourth Street, P.O. Box 6000
Sioux City, Iowa 51102-6000
(712) 277-1340
(Address of Principal Executive Offices, including Zip Code)
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
     On January 25, 2007, Terra Capital, Inc. (the “Company”) executed a Purchase Agreement by and among the Company, the guarantors named therein and Citigroup Global Markets Inc. (the “Initial Purchaser”). Pursuant to the Purchase Agreement, among other things, the Company agreed to sell to the Initial Purchaser $330 million in aggregate principal amount of its 7% Senior Notes due 2017 (the “Notes”). The Notes will be sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.
     The Purchase Agreement contains typical representations and warranties made in connection with an institutional private offering and provides that the Company shall indemnify the Initial Purchaser against claims and losses arising out of, or based on, any untrue statement or alleged untrue statement, omission or alleged omission of material fact contained in the offering memorandum for the Notes.
     The Initial Purchaser and its affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory and other services to the Company and its affiliates, for which they have received customary fees and reimbursements of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. Citigroup Global Markets Inc. is also acting as dealer-manager for the tender offer and consent solicitation relating the Company’s 12 7/8% senior secured notes due 2008 and the 11 1/2% second priority senior secured notes due 2010. Citicorp USA, Inc., an affiliate of Citigroup Global Markets Inc., is the administrative agent and a lender under the Company’s revolving credit facility and will receive fees in connection therewith.
     The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached as an exhibit hereto and is incorporated herein by reference in its entirety.
     On January 25, 2007, the Company announced it had received, pursuant to its previously announced tender offer and consent solicitation for any and all of its outstanding 12 7/8% Senior Secured Notes due 2008 (CUSIP No. 88089PAB9) and 11 1/2% Second Priority Senior Secured Notes due 2010 (CUSIP Nos. 88089PAC7 and 88089PAD5) (collectively, the “Notes”), the requisite consents to adopt proposed amendments to the Notes and the indentures governing the Notes.
     On January 29, 2007, the Company, the guarantors named therein and U.S. Bank National Association, the trustee under the indentures relating to the Notes, executed a Third Supplement to Indenture with respect to each of the 12 7/8% Senior Secured Notes due 2008 and 11 1/2% Second Priority Senior Secured Notes due 2010 (the “Third Supplemental Indentures”) to amend the indentures as described in the offer to purchase and consent solicitation materials. However, the amendments will not become operative unless and until the Notes tendered by the consenting holders are accepted for purchase pursuant to the terms of the tender offer, which is expected to occur on or about February 2, 2007. If the tender offer is terminated or withdrawn, the amendments to the indentures governing the Notes will not become operative. Once operative, the amendments will eliminate substantially all of the indenture’s principal restrictive covenants and certain events of default and would significantly amend certain other provisions contained in the indentures.
     The foregoing summary is qualified in its entirety by reference to the Third Supplemental Indentures, which are attached as exhibits hereto and are incorporated herein by reference in their entirety.
     On January 25, 2007, the Company issued a press release announcing that it had received the requisite consents and tenders from holders of the Notes to execute the Third Supplemental Indentures containing the amendments. A copy of the press release was filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2007, and is incorporated herein by reference in its entirety.

ITEM 9.01. Financial Statements and Exhibits

Exhibit No.	Description

4.1	Third Supplement to Indenture, dated as of January 29, 2007, by and among Terra Capital, Inc., the guarantors named therein and U.S. Bank National Association, as trustee, with respect to the 12 7/8% Senior Secured Notes due 2008.

4.2	Third Supplement to Indenture, dated as of January 29, 2007, by and among Terra Capital, Inc., the guarantors named therein and U.S. Bank National Association, as trustee, with respect to the 11 1/2% Second Priority Senior Secured Notes due 2010.

10.1	Purchase Agreement, dated as of January 25, 2007, by and among Terra Capital, Inc., the guarantors named therein and Citigroup Global Markets Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA INDUSTRIES INC.
/s/ John W. Huey
John W. Huey
Vice President, General Counsel and Corporate Secretary

Date: January 30, 2007